CONSENT OF INDEPENDENT AUDITORS




Board of Directors
Creative Host Services, Inc.
San Diego, California

We consent to the inclusion of our Independent Auditors' report dated February 20, 1998 on the financial statements of Creative Host Services, Inc., included in the Form 10-KSB filed with the Securities and Exchange Commission on March 30, 1998.


CERTIFIED PUBIC ACCOUNTANTS
Santa Monica, California
March 30, 1998